Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We have audited the accompanying combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006, December 31, 2005, and June 30, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006, six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005. These combined financial statements are the responsibility of TransMontaigne GP L.L.C.’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Partners (Predecessor) as of August 31, 2006, December 31, 2005, and June 30, 2005, and the results of their operations and their cash flows for the eight months ended August 31, 2006, six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado
March 16, 2007

TransMontaigne Partners (Predecessor)
Combined balance sheets
(Dollars in thousands)

	August 31, 2006	December 31, 2005	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15	$15	$15
Trade accounts receivable, net	2,420	1,377	1,102
Other current assets	126	256	340
	2,561	1,648	1,457
Property, plant and equipment, net	63,782	56,673	57,833
Other assets	6,856	6,856	6,856
	$73,199	$65,177	$66,146
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$1,221	$1,119	$785
Accrued liabilities	520	187	370
Total current liabilities	1,741	1,306	1,155

Equity	71,458	63,871	64,991
	$73,199	$65,177	$66,146

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of operations
(Dollars in thousands)

	Eight months ended August 31, 2006	Six months ended December 31, 2005	Year ended June 30, 2005	Year ended June 30, 2004

Revenue	$18,354	$10,073	$19,198	$18,263
Costs and expenses:
Direct operating costs and expenses	(10,364)	(6,328)	(11,385)	(10,811)
Allocated general and administrative expenses	(2,334)	(1,692)	(3,384)	(3,276)
Allocated insurance expense	(431)	(315)	(631)	(620)
Depreciation and amortization	(2,900)	(2,128)	(4,262)	(4,169)
Net earnings (loss)	$2,325	$(390)	$(464)	$(613)

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of equity
(Dollars in thousands)

	Eight months ended August 31, 2006	Six months ended December 31, 2005	Year ended June 30, 2005	Year ended June 30, 2004

Balance at beginning of period	$63,871	$64,991	$68,110	$67,869
Net earnings (loss)	2,325	(390)	(464)	(613)
Net contributions (distributions)	5,262	(730)	(2,655)	854
Balance at end of period	$71,458	$63,871	$64,991	$68,110

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)
Combined statements of cash flows
(Dollars in thousands)

	Eight months ended August 31, 2006	Six months ended December 31, 2005	Year ended June 30, 2005	Year ended June 30, 2004

Cash flows from operating activities:
Net earnings (loss)	$2,325	$(390)	$(464)	$(613)
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	2,900	2,128	4,262	4,169
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable, net	(1,043)	(275)	107	307
Other current assets	130	84	107	(155)
Trade accounts payable	102	334	244	(844)
Accrued liabilities	311	(183)	(207)	97
Net cash provided by operating activities	4,725	1,698	4,049	2,961
Cash flows from investing activities:
Acquisition of LPG facilities	(4,979)	—	—	—
Additions to property, plant and equipment—expansion of facilities	(4,868)	(772)	(1,076)	(3,513)
Additions to property, plant and equipment—maintain existing facilities	(140)	(196)	(317)	(346)
Net cash (used) by investing activities	(9,987)	(968)	(1,393)	(3,859)
Cash flows from financing activities:
Net contributions and advances by (distributions and repayments to) TransMontaigne Inc.	5,262	(730)	(2,655)	854
Net cash provided (used) by financing activities	5,262	(730)	(2,655)	854
Increase (decrease) in cash and cash equivalents	—	—	1	(44)
Cash and cash equivalents at beginning of period	15	15	14	58
Cash and cash equivalents at end of period	$15	$15	$15	$14

See accompanying notes to combined financial statements.

Notes to combined financial statements

Eight months ended August 31, 2006, six months ended December 31, 2005 and Years ended June 30, 2005 and 2004

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)           Nature of business

TransMontaigne Partners (Predecessor) includes the assets, liabilities and results of operations of certain terminal and transportation operations of TransMontaigne Inc. prior to their sale by TransMontaigne Inc. to TransMontaigne Partners L.P. (“Partners” or the “Partnership”).  The accompanying combined financial statements include the assets, liabilities and results of operations of the Brownsville, Texas terminaling facility with aggregate active storage capacity of approximately 2.2 million barrels, liquefied petroleum gas terminaling facility with storage capacity of approximately 15,000 barrels, 12 terminaling facilities along the Mississippi and Ohio rivers with aggregate active storage capacity of approximately 2.7 million barrels, Baton Rouge dock facility, and associated improvements, leases, easements, licenses and permits.  These terminal and transportation operations were sold to the Partnership on December 29, 2006 in exchange for a cash payment of $135 million.

The Partnership was formed in 2005 as a Delaware master limited partnership initially to own and operate refined petroleum products terminaling and transportation facilities. The Partnership provides integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc.

TransMontaigne Partners is controlled by its general partner, TransMontaigne GP L.L.C., which is a wholly-owned subsidiary of TransMontaigne Inc.  Effective September 1, 2006, Morgan Stanley Capital Group Inc., a wholly-owned subsidiary of Morgan Stanley,  purchased all of the issued and outstanding capital stock of TransMontaigne Inc.  As a result of Morgan Stanley’s acquisition of TransMontaigne Inc., Morgan Stanley became the indirect owner of the Partnership’s general partner.  TransMontaigne Inc. and Morgan Stanley have a significant interest in the Partnership through their indirect ownership of a 44.6% limited partnership interest and a 2% general partnership interest.

(b)           Change in year end

We adopted a December 31 year end for financial and tax reporting purposes effective December 31, 2005. We previously maintained a June 30 year end for financial and tax reporting purposes.

(c)           Basis of presentation and use of estimates

Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America.  The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The following estimates, in management’s opinion, are subjective in nature, require the exercise of judgment, and involve complex analyses: allowance for doubtful accounts and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements.

(d)           Accounting for terminal operations

In connection with our terminal operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenue in our terminal and pipeline operations from throughput fees, storage fees, and fees from other ancillary services. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; management fee revenue is recognized as the services are performed; and ancillary service revenue is recognized as the services are performed.

(e)           Cash and cash equivalents

We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

(f)            Property, plant and equipment

Depreciation is computed using the straight-line and double-declining balance methods. Estimated useful lives are 20 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to 20 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Routine repairs and maintenance are expensed as incurred.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value.

(g)           Environmental obligations

We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct legal costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. We recognize our insurance recoveries as a credit to income in the period the insurance recoveries are received.

At August 31, 2006, December 31, 2005, and June 30, 2005, we are not aware of any existing conditions that may cause us to incur significant expenditures in the future for the remediation of existing contamination.  Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

TransMontaigne Inc. has indemnified us through December 2011 against certain potential environmental claims, losses and expenses associated with the operation of the acquired facilities and occurring before December 31, 2006, up to a maximum liability not to exceed $15 million for this indemnification obligation (see Note 2 of Notes to combined financial statements).

(h)           Income taxes

No provision for income taxes has been reflected in the accompanying combined financial statements because Partners is treated as a partnership for federal and state income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by Partners flow through to the unit holders of the partnership.

(i)            Asset retirement obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred.  Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded, which is depreciated over the remaining useful life of the asset.  After the initial measurement, the liability is adjusted to reflect changes in the asset retirement obligation’s fair value.  If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and interest rates. Our long-lived assets consist of above-ground storage facilities and an underground pipeline.  We are unable to predict if and when our long-lived assets will become completely obsolete and require dismantlement.  Accordingly, we have not recorded an asset retirement obligation, or corresponding asset, because the future dismantlement and removal dates of our long-lived assets, and the amount of any associated costs, are indeterminable.  Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of SFAS 143,” which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event, if the amount can be reasonably estimated. We adopted the requirements of FIN 47 on January 1, 2006. The adoption of FIN 47 did not have a significant impact on our combined financial statements.

(2)           TRANSACTIONS WITH TRANSMONTAIGNE INC.

Omnibus Agreement.  Partners entered into an omnibus agreement with TransMontaigne Inc. and Partners’ general partner that expires in May 2008, unless extended. Under the omnibus agreement Partners pays TransMontaigne Inc. an annual administrative fee for the provision of various general and administrative services for the management of Partners’ assets. The omnibus agreement further provides that Partners pays TransMontaigne Inc. an annual insurance reimbursement for premiums on insurance policies covering Partners’ assets. The administrative fee may increase in subsequent years by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if Partners acquires or constructs additional facilities during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional facilities. If the conflicts committee of Partners’ general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional facilities pursuant to the agreement. Prior to the expiration of the agreement during May 2008, Partners’ general partner will propose revised general and administrative expenses to be allocated to Partners.

The accompanying combined financial statements include allocated general and administrative charges from TransMontaigne Inc. for indirect corporate overhead.  The administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The administrative fee does not include reimbursements for direct expenses TransMontaigne Inc. incurs on Partners’ behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k), pension, and health insurance benefits.  The allocated general and administrative expenses were $2.3 million for the eight months ended August 31, 2006, $1.7 million for the six months ended December 31, 2005 and $3.4 million and $3.3 million for the years ended June 30, 2005 and 2004, respectively.

The accompanying combined financial statements also include allocated insurance charges from TransMontaigne Inc. for insurance premiums to cover costs of insuring activities such as property, casualty, pollution, automobile, directors and officers’ liability, and other insurable risks. The allocated insurance charges were $0.4 million for the eight months ended August 31, 2006, $0.3 million for the six months ended December 31, 2005 and $0.6 million and $0.6 million for the years ended June 30, 2005 and 2004, respectively.

Management believes that the allocated general and administrative charges and insurance charges are representative of the costs and expenses incurred by TransMontaigne Inc. for managing the Brownsville and River operations.

Under the omnibus agreement, TransMontaigne Inc. has agreed to indemnify Partners for a stipulated period of time against certain potential environmental claims, losses and expenses associated with the operation of the facilities prior to their acquisition by the Partnership. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the assets are contributed to the Partnership. Partners has agreed to indemnify TransMontaigne Inc. against environmental liabilities related to Partners’ facilities for potential environmental claims, losses and expenses associated with the operation of the facilities after their acquisition by the Partnership.

With respect to the Brownsville and River operations, TransMontaigne Inc.’s maximum liability for environmental indemnification is $15 million and TransMontaigne Inc. has no obligation to indemnify Partners for losses until such aggregate losses exceed $250,000.

(3)           ACQUISITION

On August 22, 2006, TransMontaigne Inc. acquired certain liquefied petroleum gas (“LPG”) facilities from Rio Vista Energy Partners L.P. (“Rio Vista”) and Penn Octane Corporation (“Penn Octane”).  On December 29, 2006, TransMontaigne Inc. sold the LPG terminaling assets with an aggregate active storage capacity of approximately 15,000 barrels to the Partnership.  The sale of the LPG terminaling facilities by TransMontaigne Inc. to us has been recorded at carryover basis in a manner similar to a reorganization of entities under common control.  As such , the accompanying combined financial statements include the assets, liabilities, and results of operations of the LPG storage assets from August 22, 2006, the date of acquisition by TransMontaigne Inc. from Rio Vista and Penn Octane.

The basis of the assets and liabilities of the LPG terminaling assets sold to us by TransMontaigne Inc. are as follows (in thousands):

August 22, 2006
Property, plant and equipment	$5,001
Accrued liabilities—accrued property taxes	(22)
Predecessor equity	$4,979

(4)           CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

Our primary market areas are located in Brownsville, Texas and along the Mississippi and Ohio rivers. We have a concentration of trade receivable balances due from companies engaged in the distribution and marketing of refined products, chemicals and other liquids. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers’ historical and future credit positions are analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable. At August 31, 2006, December 31, 2005, and June 30, 2005, we are not aware of any existing trade accounts receivable that may not be collected in the future.  Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

Trade accounts receivable, net consists of the following (in thousands):

	August 31, 2006	December 31, 2005	June 30, 2005
Trade accounts receivable	$2,420	$1,377	$1,102
Less allowance for doubtful accounts	—	—	—
	$2,420	$1,377	$1,102

The following customers accounted for at least 10% of our combined revenues during one of the periods presented in the accompanying combined statements of operations (percentage of combined revenues for the respective period):

	Eight months ended August 31, 2006	Six months ended December 31, 2005	Year ended June 30, 2005	Year ended June 30, 2004

TransMontaigne Inc.	1%	8%	16%	29%
Valero Supply and Marketing Company	36%	13%	10%	4%
P.M.I. Trading Limited	17%	20%	17%	17%
Glencore LTD	9%	13%	8%	1%

(5)           OTHER CURRENT ASSETS

Other current assets are as follows (in thousands):

	August 31, 2006	December 31, 2005	June 30, 2005
Additive detergent	$114	$256	$318
Miscellaneous receivables and other	12	—	22
	$126	$256	$340

(6)           PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net is as follows (in thousands):

	August 31, 2006	December 31, 2005	June 30, 2005
Land	$1,432	$1,432	$1,432
Terminals, pipelines and equipment	86,598	80,173	79,990
Technology and equipment	1,367	1,367	1,367
Furniture, fixtures and equipment	257	257	257
Construction in progress	4,537	952	167
	94,191	84,181	83,213
Less accumulated depreciation	(30,409)	(27,508)	(25,380)
	$63,782	$56,673	$57,833

(7)           OTHER ASSETS

Other assets are as follows (in thousands):

	August 31, 2006	December 31, 2005	June 30, 2005
Goodwill	$6,853	$6,853	$6,853
Deposits	3	3	3
	$6,856	$6,856	$6,856

Goodwill represents the excess of the aggregate purchase price over the fair value of the identifiable net assets acquired in connection with TransMontaigne Inc.’s November 1997 acquisition of the ITAPCO terminals.  Goodwill is not amortized, but instead tested for impairment on an annual basis during the three months ended June 30.

(8)           ACCRUED LIABILITIES

Accrued liabilities are as follows (in thousands):

	August 31, 2006	December 31, 2005	June 30, 2005
Accrued property taxes	$381	$10	$229
Customer advances and deposits	114	152	116
Other accrued liabilities	25	25	25
	$520	$187	$370

(9)           COMMITMENTS AND CONTINGENCIES

Operating Leases.  We lease property and equipment under non-cancelable operating leases that extend through December 2010. At August 31, 2006, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years ending December 31:	Property and equipment
2006 (remainder of the year)	$119
2007	357
2008	357
2009	357
2010	357
Thereafter	—
$1,547

Rental expense under operating leases was approximately $0.2 million, $0.2 million, $0.4 million and $0.4 million for the eight months ended August 31, 2006, six months ended December 31, 2005 and years ended June 30, 2005 and 2004, respectively.

(10)         DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments at August 31, 2006, December 31, 2005 and June 30, 2005.

Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.  The carrying amount approximates fair value because of the short-term maturity of these instruments.

(11)         BUSINESS SEGMENTS

We provide integrated terminaling, storage, and related services to companies engaged in the distribution and marketing of refined petroleum products, chemicals and other liquids. Our chief operating decision maker is TransMontaigne Inc.’s chief executive officer (“CEO”). TransMontaigne Inc.’s CEO reviews the financial performance of our business segments using disaggregated financial information about “net margins” for purposes of making operating decisions and assessing financial performance. “Net margins” is composed of revenues less direct operating costs and expenses. Accordingly, we present “net margins” for each of our two business segments: (i) Brownsville terminal and (ii) River terminal system.

	Eight months ended August 31, 2006	Six months ended December 31, 2005	Year ended June 30, 2005	Year ended June 30, 2004

Brownsville Terminal:
Throughput and additive injection fees, net	$2,856	$1,335	$1,129	$14
Storage fees	3,926	3,104	5,970	6,004
Management fees	701	485	1,017	1,015
Other	797	749	1,506	1,462
Revenues	8,280	5,673	9,622	8,495
Direct operating costs and expenses	(3,765)	(2,729)	(4,892)	(4,927)
Net margins	4,515	2,944	4,730	3,568
River Terminal System:
Throughput and additive injection fees, net	4,059	2,769	5,676	6,250
Storage fees	5,662	1,671	3,706	3,312
Other	353	(40)	194	206
Revenues	10,074	4,400	9,576	9,768
Direct operating costs and expenses	(6,599)	(3,599)	(6,493)	(5,884)
Net margins	3,475	801	3,083	3,884
Total net margins	7,990	3,745	7,813	7,452
Allocated general and administrative expenses	(2,334)	(1,692)	(3,384)	(3,276)
Allocated insurance expense	(431)	(315)	(631)	(620)
Depreciation and amortization	(2,900)	(2,128)	(4,262)	(4,169)
Net earnings (loss)	$2,325	$(390)	$(464)	$(613)

Supplemental information about our business segments is summarized below (in thousands):

	Eight months ended August 31, 2006
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$8,280	$9,887	$18,167
Revenues from TransMontaigne Inc.	—	187	187
Revenues	$8,280	$10,074	$18,354
Identifiable assets	$29,320	$37,026	$66,346
Capital expenditures	$9,129	$880	$10,009

	Six months ended December 31, 2005
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$5,673	$3,584	$9,257
Revenues from TransMontaigne Inc.	—	816	816
Revenues	$5,673	$4,400	$10,073
Identifiable assets	$21,115	$37,209	$58,324
Capital expenditures	$749	$219	$968

	Year ended June 30, 2005
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$9,622	$6,529	$16,151
Revenues from TransMontaigne Inc.	—	3,047	3,047
Revenues	$9,622	$9,576	$19,198
Identifiable assets	$20,807	$38,486	$59,293
Capital expenditures	$337	$1,056	$1,393

	Year ended June 30, 2004
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$8,495	$4,557	$13,052
Revenues from TransMontaigne Inc.	—	5,211	5,211
Revenues	$8,495	$9,768	$18,263
Identifiable assets	$21,979	$40,396	$62,375
Capital expenditures	$3,033	$826	$3,859